075 Diversified Income Trust Fund 3/31/07 Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	37,033
      Class B	6,050
      Class C	2,764

72DD2 	Class M	25,890
      Class R   21
      Class Y   461

73A1		Class A	0.270
      Class B	0.233
      Class C	0.233

73A2		Class M	0.258
Class R	0.258
      Class Y	0.282

74U1 	Class A	141,332
      Class B	23,683
      Class C	12,020

74U2 	Class M	88,919
      Class R   98
      Class Y   1,710

74V1		Class A	10.03
      Class B	9.95
      Class C	9.97

74V2		Class M	9.93
      Class R	10.01
      Class Y	10.04

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.